EXHIBIT 99.1

FINANCIAL
RELATIONS BOARD
                                                        FOR FURTHER INFORMATION:

AT THE COMPANY:                      AT FINANCIAL RELATIONS BOARD
--------------                       -------------------------------------------
Bob Ende                             General Info:  Marilynn Meek (212) 827-3773
Senior Vice President                Investor Info: Susan Garland (212) 827-3775
of Finance
COMFORCE Corporation
(516) 437-3300
bende@comforce.com
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                    COMFORCE CORPORATION ANNOUNCES REPURCHASE
                OF $6.0 MILLION PRINCIPAL AMOUNT OF SENIOR NOTES

Woodbury, NY - April 19, 2005 - COMFORCE Corporation (ASE: CFS), a leading provider of specialty staffing, consulting and outsourcing services, today announced it has successfully repurchased $6.0 million principal amount of its 12% Senior Notes for consideration of $6.1 million, using available funds under its bank credit facility. Including this most recent repurchase since June 30, 2000, the Company has re duced its public debt from $138.8 million to $58.4 million. This has enabled the Company to reduce its annual interest expense by approximately $9.0 million.

John Fanning, Chairman and Chief Executive Officer of COMFORCE Corporation, commented, "We are most pleased to announce the recent repurchase. It has enabled us to further reduce our interest expense and strengthen our balance sheet. We are committed to improving the capital structure of COMFORCE and we will continue to explore additional ways to improve our balance sheet and cash flow."

About COMFORCE

COMFORCE  Corporation  provides specialty  staffing,  consulting and outsourcing services primarily to Fortune 500 companies. The Company operates in three business segments - Human Capital Management Services, Staff Augmentation, and Financial Outsourcing Services. The Human Capital Management Services segment provides consulting services for managing the contingent workforce through its PRO Unlimited subsidiary. The Staff Augmentation segment provides Healthcare Support Services, including RightSourcing Vendor Management Services and Nurse Staffing Services, Sarbanes-Oxley Specialists, Technical Services, Information Technology (IT), Telecom, and Other Staffing Services. The Financial Outsourcing Services segment provides payroll, funding and outsourcing services to independent consulting and staffing companies. COMFORCE has thirty-six (36) offices nationwide.


          To view the Company's web page visit http://www.comforce.com


Various statements made in this release concerning the Company's expectations are forward looking statements. The Company may be unable to realize its objectives due to various important factors, including, but not limited to: the loss of key customers, weakness in job growth, a reduction in corporate or government spending, adverse economic conditions generally or in key industries served by the Company, or a reduction in the demand for outsourcing

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services generally which could heighten competition among staffing companies and negatively impact revenues and margins; the Company's significant leverage may leave it with a diminished ability to obtain additional financing for working capital, capital expenditures or acquisitions, for retiring higher interest rate debt or for otherwise improving the Company's competitiveness and capital structure or expanding its operations; and the heightened standards under which the Company must evaluate annually the retention of goodwill on its books and create a greater likelihood that the Company will be required to write-off goodwill in future periods (in addition to the write-offs of $71.6 million in 2002 and $24.5 million in 2003), which could have a material adverse impact on its financial condition and results of operations. Additional important factors are described under "Forward Looking Statements" in Part II, Item 7 of the Company's 10-K for the year ended December 26, 2004 and under "Risk Factors" in the S-8 of the Company filed with the SEC on April 24, 2003 (Registration No. 333-104730). These disclosures may be accessed through the SEC's web site at "www.sec.gov" and will be forwarded free of charge upon request made to Linda Annicelli, VP of Administration, at COMFORCE Corporation, 415 Crossways Park Drive, P.O. Box 9006, Woodbury, New York 11797, telephone 516-437-3300.



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